EXHIBIT 4.4

KODIAK OIL & GAS CORP.

DIRECTORS’ NON-INCENTIVE STOCK OPTION AGREEMENT

This NON-INCENTIVE STOCK OPTION AGREEMENT (the “Agreement”) is made this ____ day of _______, _____, by and between Kodiak Oil & Gas Corp., a Yukon Territory corporation (the “Company”) and ________, an individual resident of ___________(“Director”).

1.        Grant of Option.  The Company hereby grants Director the option (the “Option”) to purchase all or any part of an aggregate of _______ shares (the “Shares”) of Common Stock of the Company at the exercise price of _____ per share according to the terms and conditions set forth in this Agreement and in the Kodiak Oil & Gas Corp. 2007 Stock Incentive Plan (the “Plan”). The Option will not be treated as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). The Option is issued under the Plan and is subject to its terms and conditions. A copy of the Plan will be furnished upon request of Director.

The Option shall terminate at the close of business ten years from the date hereof.

2.        Vesting of Option Rights.

(a)   Except as otherwise provided in this Agreement, the Option may be exercised by Director in accordance with the following schedule:

On or after each of
the following dates
___________________________

[End of the quarterly period during
which the options were granted]

[Each quarterly period thereafter,
for three such periods, at the end
of each such period]	Number of Shares with respect to which the Option is exercisable ___________________________ [1/4] [1/4]

(b)   During the lifetime of Director, the Option shall be exercisable only by Director and shall not be assignable or transferable by Director, other than by will or the laws of descent and distribution.

3.	Exercise of Option after Death or Termination of Service

The Option shall terminate and may no longer be exercised if Director ceases to be a Director of the Company or its affiliates, except that:

(a)          If Director’s service as a non-employee director shall be terminated for any reason, voluntary or involuntary, other than due to Director’s death or disability (within the meaning of Section 22(e)(3) of the Code), Director may at any time within a period of 3 months after such termination exercise the Option to the extent the Option was exercisable by Director on the date of the termination of Director’s service.

(b)          If Director shall die while the Option is still exercisable according to its terms or if service is terminated because Director has become disabled (within the meaning of Section 22(e)(3) of the Code) while acting as a Director of the Company and Director shall not have fully exercised the Option, such Option may be exercised at any time within 12 months after Director’s death or date of termination of service for disability by Director, personal representatives or administrators or guardians of Director, as applicable or by any person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, to the extent of the full number of Shares Director was entitled to purchase under the Option on (i) the earlier of the date of death or termination of service or (ii) the date of termination for such disability, as applicable.

(c)          Notwithstanding the above, in no case may the Option be exercised to any extent by anyone after the termination date of the Option.

4.     Method of Exercise of Option.   Subject to the foregoing, the Option may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal office within the Option period. The notice shall state the number of Shares as to which the Option is being exercised and shall be accompanied by payment of the exercise price. Payment of the exercise price shall be made in cash (including bank check, personal check or money order payable to the Company).

5.	Miscellaneous

(a)   Plan Provisions Control. In the event that any provision of the Agreement conflicts with or is inconsistent in any respect with the terms of the Plan, the terms of the Plan shall control.

(b)   No Rights of Stockholders. Neither Director, Director’s legal representative nor a permissible assignee of this Option shall have any of the rights and privileges of a stockholder of the Company with respect to the Shares, unless and until such Shares have been issued in the name of Director, Director’s legal representative or permissible assignee, as applicable.

(c)   Governing Law. The validity, construction and effect of the Plan and the Agreement, and any rules and regulations relating to the Plan and the Agreement, shall be determined in accordance with the internal laws, and not the law of conflicts, of the Yukon Territory.

(d)   Severability. If any provision of the Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Agreement under any law deemed applicable by the Committee (as defined in the Plan), such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Agreement, such provision shall be stricken as to such jurisdiction or the Agreement, and the remainder of the Agreement shall remain in full force and effect.

(e)   No Trust or Fund Created. Neither the Plan nor the Agreement shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and Director or any other person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(f)    Headings. Headings are given to the Sections and subsections of the Agreement solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Agreement or any provision thereof.

(g)   Conditions Precedent to Issuance of Shares. Shares shall not be issued pursuant to the exercise of the Option unless such exercise and the issuance and delivery of the applicable Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, the requirements of any applicable stock exchange and the laws of the Yukon Territory. As a condition to the exercise of the purchase price relating to the Option, the Company may require that the person exercising or paying the purchase price represent and warrant that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation and warranty is required by law.

(h)   Consultation With Professional Tax and Investment Advisors. The holder of this Option acknowledges that the grant, exercise, vesting or any payment with respect to this Option, and the sale or other taxable disposition of the Shares acquired pursuant to the exercise thereof, may have tax consequences pursuant to the Code or under local, state or international tax laws. The holder further acknowledges that such holder is relying solely and exclusively on the holder’s own professional tax and investment advisors with respect to any and all such matters (and is not relying, in any manner, on the Company or any of its employees or representatives). Finally, the holder understands and agrees that any and all tax consequences resulting from the Option and its grant, exercise, vesting or any payment with respect thereto, and the sale or other taxable disposition of the Shares acquired pursuant to the Plan, is solely and exclusively the responsibility of the holder without any expectation or understanding that the Company or any of its employees or representatives will pay or reimburse such holder for such taxes or other items.

IN WITNESS WHEREOF, the Company and Director have executed this Agreement on the date set forth in the first paragraph.

KODIAK OIL & GAS CORP.

By:  __________________________________
Name:  ________________________________
Title:  _________________________________

EMPLOYEE

______________________________________
Name:  ________________________________